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                          SALE AND PURCHASE AGREEMENT

     THIS SALE AND PURCHASE AGREEMENT (this "Agreement") is made and entered as of the 16th day of June, 1997, by and between QUARLES DRILLING
CORPORATION, an Oklahoma corporation ("Seller"), and RAMCO-NYL 1987 LIMITED PARTNERSHIP, a Texas limited partnership ("Buyer").

     WITNESSETH THAT:

     WHEREAS, Seller is the owner of the Interests, as hereinafter defined);
and

     WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Interests on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereinafter expressed, it is hereby agreed as follows:

                                    ARTICLE 1
                                    INTERESTS

          1.1 INTERESTS DEFINED. As used herein, the term "Interests" means the aggregate of all right, title and interest owned by Seller in, to and under the following:

                (a) The oil and gas leases, the oil, gas and mineral leases, and the licenses, permits and orders (the "Leases") which authorize or relate to the exploration for and production of oil, gas and other minerals from the lands described in Exhibit A (the "Land");

                (b) All wells, personal property, fixtures, gathering systems (including, without limitation, the Camelot System located in Dewey County, Oklahoma), inventory, equipment and improvements located on the Leases or the Land, or used or obtained in connection with the ownership, exploration, development or operation of the Leases or the Land, or the production, sale, processing, treating, storing, gathering, transportation or disposal of hydrocarbons, water or any other substances produced therefrom or attributable thereto;

                (c) All contracts, agreements, leases, licenses, easements, rights under orders of regulatory authorities having jurisdiction with respect to, and other properties and rights of every nature whatsoever in or incident to the ownership, exploration, development, use or occupancy of the Leases or the Land or any interest therein, or the production, sale, processing, treating, storing, gathering, transportation or disposal of hydrocarbons, water or any other substance produced therefrom or attributable thereto, including, without limitation, all mineral, royalty, overriding royalty, production payment, net profits and

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other rights and interests in or to share in the proceeds from the sale of production from the Leases or the Land, and all rights relating to gas imbalances (including the right to balance in kind or by cash payment);

                (d) All other oil and gas properties, rights and interests of every nature whatsoever owned by Assignor, including, but not limited to, undeveloped leasehold; provided, however, that properties not described in Exhibit A may be excluded from the Interests by written notice given by Buyer to Seller within a reasonable time after discovery of such properties by Buyer, whether before of after the Closing; and

                (e)  All of the properties, interests and rights described in
(a) through (d) above as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances to which any of said properties, interests or rights are subject; any and all renewals and extensions of any of said properties, interests or rights; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described above; and all rights, titles and interests accruing or attributable to the Leases by virtue of being included in any unit.

          1.2 EXCEPTION; RESERVATION. There is hereby excepted from the Interests and reserved unto Seller (i) all accounts receivable accruing prior to the Effective Time; (ii) all hydrocarbon production from or attributable to the Interests with respect to all periods prior to the Effective Time, including all proceeds attributable thereto and all hydrocarbons owned by Assignor and in storage at the Effective Time; and (iii) any refunds or additional revenues accruing to the Interests and any adjustments for expenses paid by Assignor to the extent attributable to the period prior to the Effective Time.

          1.3 PROPERTY DEFINED. As used herein, the term "Property" shall mean each individual well or unit scheduled separately on Exhibit A, together with all of the Leases, personal property, fixtures, equipment and other rights and interests related exclusively thereto.

                                    ARTICLE 2
                       SALE AND PURCHASE OF THE INTERESTS

          2.1 AGREEMENT FOR SALE AND PURCHASE; EFFECTIVE TIME. Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Seller on the Closing Date (as hereinafter defined) the Interests. The effective time of the sale and purchase of the Interests shall be 7:00 a.m. local time (in each locality where the various items of the Interests are located) on April 1, 1997 (the "Effective Time").

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          2.2   PURCHASE PRICE.  The purchase price for the Interests (the
"Purchase Price") shall be the sum of (i) $11,200,000 the "Base Price"), less
(ii) the Net Adjustment (as hereinafter defined). The Purchase Price shall be paid by Buyer in immediately available funds at the Closing (as hereinafter defined).

          2.3 NET ADJUSTMENT. The Net Adjustment shall be the sum of the adjustment amounts described in Sections 3.4 (Title Defects), Section 7.4 (Gas Imbalances), Section 7.5 (Disapproved Operations), Section 7.6 (Preferential Rights), Section 7.7 (Operations Subsequent to the Effective
Time), Section 8.5 (Environmental Defects) and Section 9.3 (Material Adverse Changes).

          2.6 AGREED VALUES. The Base Price has been allocated by the parties among the various items of the Interests as set out in Exhibit A.
The amounts so allocated and are referred to herein as the "Agreed Values" of such items of the Interests.

                                    ARTICLE 3
                         TITLE EXAMINATION; ADJUSTMENTS

          3.1 TITLE MATERIALS. From the date hereof to the Closing Date, Seller shall provide Buyer full opportunity to examine the books, records and files of Seller insofar as they pertain to the Interests. Seller makes no warranty or representation, express or implied, with respect to the accuracy or completeness of any title information, records or other data made available to Buyer in connection with this Agreement.

          3.2   TITLE DEFECTS; DEFENSIBLE TITLE.

                (a) As used herein, the term "Title Defect" shall mean any lien, claim, defect, encumbrance, security interest, burden or deficiency such that Seller does not have Defensible Title (hereinafter defined), as distinguished from technically marketable title, to any Property; provided, no Permitted Encumbrance (hereinafter defined) shall constitute a Title Defect.

                (b) As used herein, the term "Defensible Title" shall mean clear, unencumbered, uncontested, record title to a Property in Seller, such that (i) after giving effect to existing spacing orders, operating agreements, unit agreements, unitization orders and pooling designations, and subject to the limitations, if any, described in Exhibit A, and after taking into account all royalty interests, overriding royalty interests, net profit interests, production payments and other burdens on production, Seller is entitled to a share (expressed as a decimal) of all oil, gas and other minerals produced from each well on such Property which is not less than the Net Revenue Interest set out in Exhibit A in connection with the description of such Property, (ii) Seller owns an undivided interest (expressed as a decimal) equal to the

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Working Interest set out in Exhibit A in connection with the description of such Property in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (iii) Seller is obligated for a fraction of the costs relating to the exploration, development and operation of such Property no greater than the Working Interest set out in Exhibit A in connection with the description of such Property, and (iv) except as shown in Exhibit A, Seller's interest in such Property and in the production therefrom is not subject to being reduced by virtue of reversionary interests owned by third parties.

                (c)  As used herein, the term "Permitted Encumbrances" means
(i) matters described without material omission in any of the Exhibits or Schedules attached hereto, (ii) royalties, overriding royalties, net profits interests, production payments and other burdens on production which do not reduce Seller's Net Revenue Interest in any Property to less than that described in Exhibit A, (iii) liens for taxes, assessments, labor and materials where payment is not due, (iv) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements, and other similar agreements which are not required by the terms of this Agreement to be disclosed on any Schedule hereto, provided (A) they contain terms and conditions customary in the oil and gas industry, (B) they do not adversely affect or burden the ownership or operation of the Interests affected thereby, (C) all amounts due and payable by Seller thereunder have been paid, and (D) Seller is not in material default thereunder, (v) regulatory authority of governmental agencies not presently or previously violated, easements, surface leases and rights, plat restrictions and similar encumbrances, provided that they do not materially detract from the value, materially increase the cost of operation of any of the Properties or otherwise adversely affect the operation thereof, and (vi) liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the ownership of Seller or its predecessors in or the receipt of production revenues from the Properties affected thereby.

          3.3   TITLE EXAMINATION; NOTICE OF DEFECTS.

                (a) Promptly after execution of this Agreement, Buyer shall, at Buyer's sole cost and expense, commence and pursue

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such examination of title to the Interests as Buyer deems necessary or proper. Buyer will conclude its title review and give notice to Sellers of any asserted Title Defects affecting the Interests not later than five (5) business days prior to the date scheduled for the Closing in Section 12.1 hereof (the "Title Notice Date"). Each such notice shall include a brief description of each Title Defect of which notice is being given, the action required to cure such Title Defect and the proposed adjustment to the Base Price by reason of the existence of such Title Defect. Buyer shall be deemed to have waived any Title Defects existing with respect to the Interests except to the extent such Title Defects are set out in a notice given on or prior to the Title Notice Date.

                (b) Seller shall have a period of three (3) business days after the Title Notice Date to cure all or any portion of the Title Defects described in any notice(s) of Title Defects properly given by Buyer prior to such date. In the event Seller is unable or unwilling to cure any of the asserted Title Defects prior to the expiration of each cure period, the parties shall proceed in accordance with Section 3.4.

          3.4   ADJUSTMENTS.

                (a) If any uncured Title Defect is based on Buyer's notice that Seller owns a Net Revenue Interest in any Property less than that shown on Exhibit A with respect to such Property, then the Agreed Value of such Property shall be reduced in the same proportion that the actual Net Revenue Interest bears to the Net Revenue Interest shown therefor on Exhibit A and the amount of such reduction shall constitute the approved adjustment amount with respect to such Title Defect.

                (b) If any uncured Title Defect involves a claim against or uncertainty with respect to Seller's title to a particular Property, the parties shall attempt to negotiate a mutually acceptable reduction in the Agreed Value of the affected Property by reason of such defect. In the event the parties agree on an appropriate reduction in the Agreed Value, such amount shall constitute the principal amount of Buyer's approved claim with respect to such Title Defect. If the parties are unable to agree on an appropriate reduction and Buyer elects not to waive the Title Defect, then Seller shall have the option of (i) proceeding to Closing with respect to such Property (provided Buyer elects to accept such Property) but reducing the Base Price by the Agreed Value of such Property, or (ii) excluding the affected Property from the Interests and reducing the Base Price by the Agreed Value thereof, or (iii) proceeding to Closing but directing the Buyer to deposit in escrow pursuant to Section 3.5 the amount described in Section
3.5 with respect to the affected Property and resolving the outstanding Title Defect after the Closing pursuant to the terms of such Section.

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                (c)  Notwithstanding the provisions of subsections (a) and
(b) above, Buyer shall not be entitled to any adjustment of the Purchase Price at the Closing by reason of asserted Title Defects unless the sum of all such claims approved pursuant to Section 3.4(a), agreed to by the parties pursuant to Section 3.4(b), treated by as a reduction of the Base Price or subject to being deposited in escrow pursuant to Section 3.4(b), exceeds the sum of $50,000.

          3.5 ESCROW FOR TITLE DEFECTS. In the event Seller desires additional time to cure any Title Defect that Seller is unable to cure prior to Closing, Seller shall so notify Buyer not later than one (1) business day prior to the Closing Date. Such notice shall constitute the agreement of Seller to use its reasonable best efforts following the Closing to cure the Title Defect(s) specified in such notice. With respect to each Property specified in such notice, at the Closing Buyer shall either (i) waive the Defect(s) affecting such Property, or (ii) deposit in escrow with a mutually acceptable escrow agent (a bank or trust company having an office in Tulsa, Oklahoma) the Agreed Value of such Property, plus or minus the amount of any Closing adjustments relating to such Property. Seller shall deposit with the escrow agent a properly executed and acknowledged Assignment, Conveyance and Bill of Sale, in the form attached hereto as Exhibit B, covering each Property for which the asserted Defect(s) are not waived and the prescribed amount is deposited in escrow by Buyer. Seller shall have a period of thirty
(30) days after the Closing to cure the specified Title Defect(s) affecting each such Property, and upon concurrence by Buyer that the required curative action has been completed with respect to any Property, Seller and Buyer shall jointly direct the escrow agent to distribute to Seller the amount deposited in escrow with respect to such Property, and to Buyer the Assignment covering such Property. Any adjustment items arising after the Closing Date with respect to such Property promptly shall be accounted for between Seller and Buyer. The escrow agreement shall direct the escrow agent to return to Buyer the entire amount deposited in escrow with respect to any Property, and to Seller the Assignment covering any Property, for which a joint notice of distribution is not received by the escrow agent by the day that is thirty-five (35) days after the Closing Date, whereupon the escrow shall be terminated. Any remaining disagreement between the parties with respect to the exclusion of or deferred closing with respect to such Properties shall be resolved between Seller and Buyer without involvement of the escrow agent. All fees and expenses of the escrow agent shall be borne and paid equally by Seller and Buyer; provided, however, that if either party makes any claim or assertion that extends the involvement of the escrow agent beyond the thirty-five (35) day period hereinabove described, such party alone shall bear and pay all fees and expenses of the escrow agent thereafter incurred.

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                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows:

          4.1 ORGANIZATION; AUTHORITY TO CONDUCT BUSINESS. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and is duly qualified as a foreign corporation and in good standing under the laws of each state where Properties are located, except to the extent failure to so qualify is not required under the laws of any such state and Seller furnishes to Buyer an opinion of counsel to that effect from an attorney licensed to practice law in such state. Seller has the power and authority under its corporate charter and applicable law to own and use its properties and to transact the business in which it is engaged, and holds all franchises, licenses and permits necessary and required therefor.

          4.2 AGREEMENT AUTHORIZED; BINDING EFFECT. This Agreement has been duly authorized, executed and delivered by Seller and all requisite corporate action has been taken to authorize the execution hereof, the transactions contemplated hereby and all things necessary or desirable in order to accomplish the sale of the Interests, and Seller otherwise has good right and lawful authority to consummate the same. This Agreement constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, and all instruments required hereunder to be executed and delivered by Seller at the Closing will constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their terms.

          4.3 STATUS OF PROPERTIES; NO LIENS. Seller has not since the Effective Time made any assignment, conveyance or encumbrance of the Interests. To Seller's knowledge, (i) the Leases to which production has been attributed for purposes of calculating the working interests and net revenue interests in Exhibit A are in full force and effect, have not been cancelled or terminated, and no basis exists for the assertion of any such claim, and
(ii) the Interests are not subject to or burdened by any mortgage, security interest or other lien, and no basis exists for the assertion of any such lien.

          4.4 BROKERS AND FINDERS. Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Buyer shall have any responsibility whatsoever.

          4.5 COMPLIANCE WITH AGREEMENTS AND LAWS. No default exists under any of the terms and provisions, express or implied, of the Leases or of any material agreement, contract or commitment to which Seller is a party or to which any part of the Interests is

                                      -7-
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subject, and Seller has not received any notice of any claim of such default.
All wells included in the Interests have been drilled, completed and operated, and all production therefrom has been accounted for and paid to the persons entitled thereto, and the Properties have been operated, in substantial compliance with all applicable Federal, Indian, state and local laws and applicable rules and regulations of the Federal, Indian, state and local regulatory authorities having jurisdiction thereof.

          4.6 SALE OF PRODUCTION. Except as disclosed in Schedule 4.6, Seller is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause, or under any similar arrangement, to deliver oil, gas or other minerals produced from or allocated to any of the Properties at any time after the Effective Time without receiving full payment therefor at the time of delivery. Except for routine suspense on new wells, proceeds from the sale of oil and gas from the Properties are being received by Seller in a timely manner and are not being held in suspense for any reason. Seller has described in Schedule 4.6 and made available to Buyer for examination all agreements having a term extending beyond August 1, 1997 (other than agreements terminable upon less than sixty (60) days' notice) pursuant to which hydrocarbons produced from the Properties are sold, transported, processed or otherwise disposed of or marketed.

          4.7 PRODUCTION AND AD VALOREM TAXES. All ad valorem, property, production, severance and similar taxes based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom have been timely paid and all required returns and reports related thereto filed.

          4.8 MATERIAL EXECUTORY CONTRACTS RELATING TO THE INTERESTS. Except for operating agreements, gas purchase and sale contracts and similar operating and disposition of production contracts containing terms and provisions reasonably customary in the industry, or as disclosed in Schedule 4.8, there are no material contracts or agreements affecting the Interests for which Buyer will have any responsibility or liability after the Closing. To Seller's knowledge, there are no express provisions under any Lease or other agreement which the require the drilling of any well or the conduct of any other operations involving a material capital expenditure to earn or continue to own any of the Interests.

          4.9 CLAIMS OR LITIGATION. Except as disclosed in Schedule 4.9, there is neither any suit, action or other proceeding pending before any court or governmental agency nor, to the knowledge of Seller, any claim, dispute, suit, action or other proceeding threatened against Seller or any of the Interests or any third party which might result in the impairment or loss of

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Seller's title to any of the Interests or the value thereof, or increase the cost of operation thereof.

          4.10 EQUIPMENT AND OFF-LEASE FACILITIES. With the exception of the real and personal property described in Schedule 4.10, all of which is being retained by Seller, the Interests include and there will be conveyed to Buyer at the Closing all property, equipment, easements, rights and facilities utilized in connection with the operation of the Interests at the Effective Time, and there are no properties, equipment, easements, rights or facilities necessary for the continued operation of the Interests which are not included in the Interests.

          4.11  OPERATIONS.  No operations of the types prohibited by Section
6.2 hereof have been conducted since the Effective Time or are now being conducted.

          4.12 CONSUMMATION OF TRANSACTIONS. The consummation of the transactions contemplated hereby will not constitute a violation or breach of, or an event of default under, any contract or agreement affecting the Interests or constitute the happening of a condition upon which any other party to such a contract may exercise any right or option which will adversely affect any of the Interests.

          4.13 STATUS OF WELLS. Except as disclosed in Schedule 4.13, all wells included in the Interests, and all wells located on the Land and not included in the Interests but with respect to which Seller has, or after the Closing Buyer may have, any liability to plug, either (i) are producing or capable of producing hydrocarbons in commercial quantities without the necessity of rework or recompletion operations, or (ii) are being utilized as injection, water supply or disposal wells and are properly permitted and fully equipped for such operations, or (iii) have been properly plugged and abandoned in accordance with all applicable rules and regulations of governmental authorities having jurisdiction with respect thereto.

          4.14 GAS IMBALANCES. Certain gas imbalances existed at the Effective Time with respect to production from or attributable to certain of the Properties. The best information concerning such imbalances available to Seller as of the date of this Agreement is set forth on Schedule 4.14 and such imbalances have been taken into account by Buyer in determining the Purchase Price.

          4.15 ENVIRONMENTAL CONDITIONS. Except as disclosed in Schedule 4.15, to Seller's knowledge the Properties are in compliance with the environmental standards set out in Section 8.4.

          4.16 NO RESTRICTIONS ON SEISMIC DATA. To Seller's knowledge, except as provided in the Abbeville 3-D Participation

                                      -9-
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Agreement (the "Abbeville Agreement"), no restrictions exist under any contract, license or other agreement with respect to the transfer or assignment by Seller to Buyer of any raw, processed or other seismic data owned by or available to Seller with respect to the Interests or the assignment by Seller to Buyer of the right to access and use any such data in the possession of third parties. Seller agrees to use its best efforts to obtain all consents or waivers required under the Abbeville Agreement in order to permit the assignment to Buyer of all of Seller's rights thereunder, including, without limitation, access to all raw, processed and interpretive data heretofore obtained under the Abbeville Agreement to the same extent presently available to Seller, and the right to participate in and receive the benefit of future seismic operations thereunder to the same extent presently available to Seller. In the event Seller is unable to obtain such consents and waivers prior to the Closing, the Base Price shall be adjusted downward at the Closing by the Agreed Value of the Abbeville Seismic data as set out in Exhibit A; however, if within three (3) months after the Closing, either Seller or Buyer is successful in obtaining such consents and waivers, then upon receipt of same by Buyer in form and substance reasonably satisfactory to Buyer, Buyer shall pay to Seller the Agreed Value of the Abbeville Seismic data as set out in Exhibit A, less any actual out-of-pocket costs or expenses incurred by Buyer in obtaining such consents and waivers.

                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          5.1 ORGANIZATION. Buyer is a limited partnership, duly organized and validly existing under the laws of the State of Texas.

          5.2 AGREEMENT AUTHORIZED; BINDING EFFECT. This Agreement has been duly authorized, executed and delivered by Buyer and all requisite partnership action has been taken to authorize the execution hereof, the transactions contemplated hereby and all things necessary or desirable in order to accomplish the purchase of the Interests, and Buyer has all necessary authority under its partnership agreement and other governing documents and otherwise has good right and lawful authority to consummate the same. This Agreement constitutes the valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and all instruments required hereunder to be executed and delivered by Buyer at the Closing will constitute valid and binding agreements of Buyer enforceable against Buyer in accordance with their terms.

          5.3 BROKERS AND FINDERS. Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Seller shall have any responsibility whatsoever.

                                    ARTICLE 6
                       COVENANTS OF SELLER PENDING CLOSING

          Seller covenants and agrees with Buyer that from and after the date of this Agreement and until the Closing, Seller will conduct its business subject to the following provisions and limitations:

          6.1 ORDINARY COURSE. The Properties will be maintained and operated in a good and workmanlike manner consistent with historical practices, and Seller will timely pay or cause to be paid all costs and expenses incurred in connection therewith.

          6.2   RESTRICTIONS ON OPERATIONS.  Subject to the provisions of
Section 7.5 hereof, except with Buyer's prior written consent no operations will be conducted for the drilling of any new well, the reworking or redrilling of any existing well or the making of any other capital expenditure on the Properties requiring an expenditure by Seller in excess of $20,000 for any single project. Insofar as any of the following described actions would affect the Interests, Seller will not waive any rights or enter into any new agreements or commitments other than in the ordinary course of business, abandon any well capable of commercial production (based upon prevailing economic conditions), release or abandon any Properties, or encumber, sell or otherwise dispose of any of the Properties other than personal property thereon which is replaced by equivalent property or consumed in the operation of such Properties in the ordinary course of business.

          6.3 MAINTENANCE OF FILES. Seller will exercise reasonable diligence in safeguarding and maintaining secure all files, books and records currently maintained.

          6.4 ACCESS OF BUYER. Buyer shall have access to the employees, offices, properties, records, files, geological and geophysical data, engineering reports and evaluations, books of account, and all other information of the Seller pertaining to the Interests; provided, however, that such investigation shall be conducted during normal business hours and in a manner that does not unreasonably interfere with Seller's normal operations. Seller shall reasonably assist Buyer in making such investigation and shall cause the counsel, accountants, employees and other representatives of Seller to be reasonably available to Buyer for such purposes. During such investigation, Buyer shall have the right to make copies of such records, files and other materials as Buyer may deem advisable.

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                                    ARTICLE 7
                      ADDITIONAL AGREEMENTS OF THE PARTIES

          7.1 RETURN OF INFORMATIONAL MATERIAL. If this Agreement is not consummated, Buyer shall return to Seller all of the items of information which Seller has delivered to Buyer hereunder, including all copies of same made by Buyer, together with all due diligence studies and reports prepared by or for Buyer.

          7.2 CONFIDENTIALITY OF INFORMATION. If the purchase and sale of the Interests as contemplated by this Agreement is not completed, Buyer (i) will keep the information furnished to Buyer hereunder or in contemplation hereof strictly confidential, except to the extent such information (A) becomes public other than as a result of dissemination by Buyer, (B) was already known to Buyer other than as a result of a breach of a confidentiality restriction, or (C) is furnished to Buyer by a third party independently of Buyer's investigation pursuant to this Agreement, and (ii) will not use any of such information to Buyer's financial advantage or in competition with Seller. Notwithstanding the provisions of Section 14.6 hereof, this provision shall not be construed as superseding or limiting the provisions of any confidentiality agreement heretofore executed by and between Buyer and Seller.

          7.3 COMPLIANCE WITH CONDITIONS. Buyer and Seller, respectively, will proceed diligently using all reasonable efforts to cause all of the conditions to the obligations of Seller and Buyer, respectively, to be timely satisfied.

          7.4   GAS IMBALANCES.   If, prior to the Title Notice Date, Buyer
determines that the net gas imbalance (that is, the difference between aggregate overproduction attributable to Seller's interest in the Properties and the aggregate underproduction attributable to such interest) at the Effective Date was greater than that set forth on Schedule 4.14, Buyer shall so notify Seller. If such increase is confirmed, the Base Price shall be adjusted at the Closing by an amount equal to $1.00 per Mcf for the increase in net overproduction over that shown in Schedule 4.14; provided, however, that no adjustment shall be made unless the increase in net overproduction exceeds 10,000 Mcf. If, within the period ending December 1, 1997, Buyer determines that the net gas imbalance at the Effective Time was greater than that set forth in Schedule 4.14 (adjusted for any imbalance for which a Purchase Price adjustment was made at the Closing), Buyer shall so notify Seller. If such increase is confirmed, Seller promptly shall make a payment to Buyer in an amount equal to $1.00 per Mcf for such increase; provided, however, that no adjustment shall be made unless such increase exceeds 10,000 Mcf.

          7.5 CAPITAL EXPENDITURES. During the period from the execution of this Agreement to the Closing Date, Seller will consult with Buyer from time to time with respect to any operation proposed to be conducted on the Properties which reasonably is expected to require an expenditure by Seller in excess of $20,000 for any single project, and will provide Buyer with all information reasonably available to Seller with respect thereto. Buyer shall, within ten (10) days after receipt of Seller's recommendation for conducting or participating in any such project, or within such lesser period as may be required by the terms of any applicable agreement, approve or disapprove such project. Failure of Buyer to respond within the time required will be deemed to constitute disapproval by Buyer of the project. In the event Buyer approves such project, Seller shall conduct, propose or elect to participate in such project and shall incur and pay as they become due the expenditures associated therewith. In the event the project or operation is a well proposed by an unrelated third party and Seller must, by operation of an applicable agreement or order of a regulatory agency, elect either to participate in such well or lose the right to participate in such well and/or other rights in the unit in which such well is proposed (for example, but not by way of limitation, a non-consent penalty under a joint operating agreement, requirement to accept consideration in lieu of participation under a pooling order or forfeiture of the right to participate in future development under an area of mutual interest agreement), and Buyer disapproves or is deemed to have disapproved participation by Seller in such well, then, upon five (5) days written notice to Buyer (during which time Buyer may reverse its decision and approve participation by Seller), Seller may elect to exclude from the Interests and the sale hereunder the Property on which such operation is to be conducted and reduce the Base Price by the Agreed Value of such Property.

          7.6 CONSENTS; PREFERENTIAL RIGHTS TO PURCHASE. Promptly after execution hereof, Seller will proceed diligently to solicit any consents to the transfers contemplated hereby which are required to be obtained from third parties and will give all notices required by existing contracts with respect to preferential rights to purchase on the part of third parties and to obtain waivers of such preferential rights. At the request of either Seller or Buyer, the Closing may be deferred for a period of not more than thirty (30) days solely with respect to those Properties, if any, for which a consent is required and is not obtained by the Closing Date, or for which a preferential right is outstanding as of the Closing Date, in order to obtain the required consent or the waiver or exercise of the open preferential right. Any item of the Interests which requires the consent of a third party for transfer where such consent cannot be obtained prior to the Closing Date or within such thirty (30) day period (other than routine consents required in connection with federal, state and Indian leases), or which is subject to a preferential right to purchase which is exercised prior to the Closing or within such thirty (30) day period, shall be excluded from the Interests and the sale hereunder and the Base Price reduced by the Agreed Value of such Property.

          7.7   ADJUSTMENTS FOR OPERATIONS SUBSEQUENT TO THE EFFECTIVE TIME.
The following adjustments shall be made to the Base Price for operations conducted subsequent to the Effective Time to the extent the following described items of revenue and expense relate to the Interests:

                (a) The Base Price shall be adjusted upward by all amounts actually paid by Seller in respect of (i) actual direct operating expenses and capital expenditures (other than those prohibited by the terms hereof), (ii) overhead or indirect expenses required to be paid by the terms of existing operating agreements, and (iii) ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of property, the production or removal of hydrocarbons or the receipt of proceeds therefrom; to the extent such expenditures relate to the period between the Effective Time and the Closing Date on the accrual method of accounting. Ad valorem taxes shall be prorated on the basis of time, and if the taxes cannot be determined for the current taxable year, then the amount thereof for the taxable year most recently ended shall be used in determining ad valorem taxes attributable to a particular period of time.

                (b) The Base Price shall be adjusted downward by all proceeds actually received by Seller (including proceeds from sale or salvage of any personal property forming a part of the Interests as well as the hydrocarbons produced therefrom and attributable thereto) to the extent such proceeds relate to the period from the Effective Time to the Closing Date on the accrual method of accounting. Proceeds received by Seller after the Effective Time for the sale of production in storage at the Effective Time shall remain the property of Seller and shall not give rise to an adjustment.

          7.8 REVENUES IN SUSPENSE. Promptly after the execution of this Agreement, Seller shall furnish Buyer a schedule listing all revenues held in suspense by Seller relating to the Interests, including the Property to which such revenues relate, the owners of the suspensed revenues (to the extent known to Seller), the reasons such revenues are being in suspense and the date such revenues were received by Seller. Such schedule shall include interest accrued on the suspensed revenues to the extent required by applicable law. At the Closing, Seller shall deliver to Buyer an amount equal to the amount of the suspensed revenues and accrued interest described in such schedule, as updated to the Closing Date. Buyer agrees to pay when due to the owners thereof, or otherwise in accordance with applicable law, all suspense revenues and accrued interest listed on the schedule furnished by Seller, as updated to the Closing Date, and to indemnify and hold harmless Seller with respect to the payment thereof up to but not exceeding the amounts reflected in such schedule and delivered to Buyer at Closing. Any suspense obligations not listed on the above described schedule, including interest not listed, shall remain the obligations of Seller and shall not be assumed by Buyer.


                                    ARTICLE 8
                              ENVIRONMENTAL MATTERS

          8.1 PHYSICAL CONDITION OF THE PROPERTIES. The Properties have been used for oil and gas drilling, production, gathering and processing operations, related oil field operations and possibly for other operations, whether of a similar or dissimilar nature. Physical changes in or under the Properties or adjacent lands may have occurred as a result of such uses. The Properties also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not be known to Seller or be readily apparent by a physical inspection of the Properties. Third parties may have used the Properties or the surface rights thereon for other purposes as well. Buyer understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Properties nor the effect any such use has had on the physical condition of the Properties. Buyer is hereby notified that detectable amounts of regulated and unregulated chemicals and other substances which may pose a threat to health or to plants or wildlife, or which are known to cause illnesses, diseases, cancer, birth defects and other reproductive harm, may be found in, on or around the Properties. Adverse physical conditions, including the presence of such chemicals and other substances, may not be revealed by Buyer's investigation. In addition, Buyer acknowledges that some oil field production equipment may contain various contaminants or hazardous substances, including without limitation, asbestos and/or naturally-occurring radioactive material ("NORM"). In this regard, Buyer expressly understand that NORM may affix or attach itself to the inside of wells, materials, pipes and equipment as scale or in other forms, and that wells, materials, pipes and equipment located on the Properties may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Properties. Buyer also expressly understands that special procedures may be required for the removal and disposal of various contaminants or hazardous substances, including without limitation asbestos and NORM, from the Properties where it may be found. The statements in this Section 8.1 are intended as disclosures and acknowledgments of possible conditions existing on the Properties.

          8.2 ENVIRONMENTAL ASSESSMENT. Buyer shall have the right, at Buyer's sole cost, risk, and expense, to undertake an environmental assessment of the Properties during the period prior to the Closing. Buyer and its agents shall have the same right as Seller to enter upon the Properties, inspect the same, conduct soil and water sampling, analysis and monitoring, including soil borings (and, after notice and consultation with Seller, drilling groundwater monitoring wells), an generally conduct such tests, examinations, investigations and studies as Buyer deems necessary or appropriate for preparing appropriate engineering and other reports and making judgments relating to the Properties, their condition, and the presence of chemicals and other substances. Seller shall cooperate with any efforts of Buyer and its agents to obtain third party consents for access to those parcels of land within the Properties to which Seller may not presently have access. Buyer and its agents shall have reasonable access to Seller's agents and employees in the course of conducting Buyer's environmental assessment. Buyer shall keep any data or information acquired in the course of such examinations and the results of all analyses of such data and information strictly confidential and not disclose same to any person or agency without the prior written approval of Seller, except that Buyer may disclose to authorities having jurisdiction such information as is required by law or by court order at the same time that Buyer provides such information to Seller. If Buyer determines that conditions on a Property do not satisfy the environmental standards set forth in Section 8.4 below in a material respect, then Buyer may notify Seller of such condition by providing Seller, on or prior to the day that is ten (10) business days prior to the date scheduled for Closing in Section 12.1 hereof (the "Environmental Notice Date"), a written "Notice of Environmental Defect" setting forth in detail the facts giving rise to the claimed defect, the environmental standard which Buyer claims is not satisfied, and any Applicable Environmental Law (hereinafter defined) which Buyer contends has been breached or violated.
Buyer shall be deemed to have accepted without objection (i) the environmental conditions described in Schedule 4.15, and (ii) except to the extent an environmental condition was known to Seller and not disclosed pursuant to Section 4.15, any Property which does not meet the environmental standards or which is subject to an environmental defect unless a Notice of Environmental Defect is given with respect to such Property on or prior to the First Title Notice Date.

          8.3 ACCESS; INDEMNIFICATION. Access to the Properties to conduct Buyer's environmental assessment shall be subject to the following conditions:
Buyer waives and releases all claims against Seller and its partners, employees and agents, for injury to or death of persons or damage to property arising in any way from the exercise of rights granted to Buyer hereby or the activities of Buyer or its employees, agents or contractors on the Properties, provided that Buyer does not hereby assume the risk of damage, injury or death attributable to the willful misconduct or gross negligence of Seller. Buyer shall indemnify Seller, its partners employees, and agents, and shall hold each and all of said indemnities harmless from and against any and all loss whatsoever arising out of
(i) any and all statutory or common-law liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Buyer may conduct with respect to the Properties, and (ii) any injury to or death of persons or damage to property occurring in, on or about the Proper-ties as a result of such exercise or activities (except for any such injuries or damages caused by the gross negligence or willful misconduct of any said indemnities). Notwithstanding any provision of this Agreement to the contrary, the foregoing obligation of indemnity shall survive the Closing or the termination of this Agreement without Closing.

          8.4. ENVIRONMENTAL STANDARDS. This section sets out the environmental standards applicable to the Properties for purposes of this Agreement and, except as provided in Section 4.15, do not constitute covenants, representations or warranties of Seller.

                (a) The Properties shall not have been used for the generation, treatment, storage or disposal of a Hazardous Substance (as defined below) in a manner or to an extent that would subject Seller to a material liability for violation of any Applicable Environmental Laws (as defined below). Except as disclosed in Schedule 4.15, there shall not have been any release or discharge of a Hazardous Substance from the Properties in a manner or to an extent that would subject Seller to a material liability for violation of any Applicable Environmental Laws. "Hazardous Substance" shall mean any hazardous substance, pollutant, contaminant, solid or hazardous waste, hazardous waste constituents, hazardous material or toxic substance subject to regulation or liability under Applicable Environmental Laws in force as of the date hereof, including asbestos, radioactive substances, and any other substance or material that would constitute or cause a health, safety or environmental hazard on or at the Properties under Applicable Environmental Laws. "Applicable Environmental Laws" shall mean (i) all federal statutes regulating or prescribing restrictions regarding the use of the Properties or other activities affecting the environment (air, water, land, animal and plant life), including but not limited to the following: the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act, (ii) any regulations promulgated under such federal statutes, (iii) any state law counterparts of such federal statutes and the regulations promulgated thereunder, (iv) any other state or local statutes, rules, regulations or ordinances regulating the use of or affecting the environment, and (v) all common law rights, duties and obligations regarding the use of or matters affecting the environment.

                (b) Except as disclosed in Schedule 4.15, there are no agreements, consent or administrative orders, injunctions, decrees, judgments, license or permit conditions, or other directives of governmental authorities based on any Applicable

Environmental Laws that require any material change in the present condition of the Properties, and Seller has not received any notice from any governmental authority or private or public entity advising Seller that it is or is potentially responsible for response costs under an Applicable Environmental Law as a result of Seller's ownership or activities in connection with the Properties.

                (c) Except as disclosed in Schedule 4.15, no conditions or circumstances exist on the Properties that would subject Seller to any material damages, penalties, injunctive relief or cleanup or closure costs under any Applicable Environmental Laws or that would require cleanup, removal, remedial or corrective action or other response involving a material expenditure by Seller pursuant to Applicable Environmental Laws.

          8.5 PROPERTIES SUBJECT TO ENVIRONMENTAL DEFECT. Seller shall have a period of seven (7) days after the Environmental Notice Date to cure or remediate the environmental defect(s) set out in any Notice of Environmental Defect timely and properly given by Buyer. In the event Seller is unable or unwilling to cure or remediate any such defect prior to Closing, one of the following shall occur:

                (a) The parties shall agree upon an adjustment to the Purchase Price to compensate Buyer (i) for the defect and all future liability associated therewith or resulting therefrom, and (ii) for agreeing to indemnify, defend and hold harmless Seller from and against any and all loss, cost, liability or expense associated therewith or resulting therefrom.

                (b)  If the parties are unable to reach agreement pursuant to
(a) above, Seller may elect to proceed to Closing but exclude the affected Property from the Interests and the sale hereunder and reduce the Base Price by the Agreed Value of such Property.

                (c) Notwithstanding the provisions of (a) and (b) above, Buyer shall not be entitled to an adjustment of the Base Price pursuant to the provisions of this Section 8.5 unless the cumulative amount of all such adjustments exceeds $20,000.

                                    ARTICLE 9
                       CONDITIONS TO OBLIGATIONS OF BUYER

          The obligation of Buyer to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Buyer to waive any one or more of such conditions:

          9.1 REPRESENTATIONS AND WARRANTIES OF SELLER. At and as of the Closing Date, the representations and warranties of

Seller contained in Article 4 hereof shall be true and correct in all material respects as though made on such date.

          9.2 PERFORMANCE OF THIS AGREEMENT. Seller shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by Seller under the terms of this Agreement on or prior to the Closing Date.

          9.3 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the production levels from the Properties from that projected in the most recent engineering report furnished by Seller and no material adverse change in the value of the Properties as a result of economic or other conditions occurring between the date of this Agreement and the Closing Date; provided, however, that Buyer may waive this condition with respect to any Property for which an adjustment to the Base Price is agreed upon between Seller and Buyer. In this regard, Seller and Buyer have agreed to adjust the Base Price downward by the sum of $150,000 attributable to the Peterman #1-D Well and to exclude such Property from the Interests.

                                   ARTICLE 10
                       CONDITIONS TO OBLIGATIONS OF SELLER

          The obligations of Seller to consummate the transactions provided for in this Agreement shall be subject to the satisfaction of each of the following conditions on or before the Closing Date, subject to the right of Seller to waive any one or more of such conditions:

          10.1 REPRESENTATIONS AND WARRANTIES OF BUYER. The representations and warranties of Buyer contained in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date.

          10.2 PERFORMANCE OF THIS AGREEMENT. Buyer shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by Buyer under the terms of this Agreement on or prior to the Closing Date.

                                   ARTICLE 11
                                   TERMINATION

          11.1. NONCOMPLIANCE BY SELLER. Buyer may terminate this Agreement by written notice to Seller if the conditions to Buyer's obligations under this Agreement, as set forth in Article 9 hereof, shall not have been complied with or performed in all material respects (and Seller shall not be prepared to comply with or perform the same) by the date on which the Closing is to occur (as set forth in Section 12.1), and such non-compliance or non-performance shall not have been waived in writing by Buyer. In the event such termination is a result of Seller's failure or refusal to close the transaction contemplated hereby under circumstances in which all conditions precedent to Seller's obligations as set forth in Article 10 have been performed or satisfied in all material respects, Buyer shall be entitled to pursue any remedies for breach of this Agreement available at law or in equity.

          11.2. NONCOMPLIANCE BY BUYER. Seller may terminate this Agreement by written notice to Buyer if the conditions to Seller's obligations under this Agreement, as set forth in Article 10 hereof, shall not have been complied with or performed in all material respects (and Buyer shall not be prepared to comply with or perform the same) by the date on which the Closing is to occur (as set forth in Section 12.1), and such non-compliance or non-performance shall not have been waived in writing by Seller. In the event such termination is as a result of Buyer's failure or refusal to close the transaction contemplated hereby under circumstances in which all conditions precedent to Buyer's obligations as set forth in Article 9 have been performed or satisfied in all material respects, Seller shall be entitled to pursue any remedies for breach of this Agreement existing at law or in equity.

          11.3 EXCESSIVE ADJUSTMENTS. In the event the Base Price is reduced at the Closing by an amount in excess of $560,000 by reason of adjustments effected pursuant to Sections 3.4 (Title Defects), 7.4 (Gas Imbalances), and 8.5 (Environmental Defects), then either (i) Buyer, or (ii) Seller (provided the representations and warranties of Seller under Sections 4.3, 4.14 and 4.15 with respect to the Properties and conditions giving rise to such Defects are true on the date hereof), shall have the right to terminate this Agreement by written notice to the other at any time prior to the Closing. Specific adjustments agreed to by the parties shall not be taken into account in determining the above-described termination threshold amount.

          11.4. COOPERATION BY BUYER. In the event of termination of this Agreement, Seller shall be free to sell the Interests to any third party without any limitation under or by reason of this Agreement. Buyer shall cooperate with Seller in effectuating any such sale by promptly executing any instrument reasonably requested by Seller evidencing the termination of this Agreement or Buyer's right to acquire the Interests.

                                   ARTICLE 12
                                     CLOSING

          12.1 DATE AND PLACE. The Closing shall be held at 9:00 o'clock a.m. on July 29, 1997 (the date on which the Closing actually occurs is referred to herein as the "Closing Date"). The Closing shall take place in the offices of Seller at 6506 S. Lewis, Suite 204, Tulsa, Oklahoma.

          12.2 SATISFACTION OF CONDITIONS. Not later than two (2) business days prior to the Closing Date, each party shall provide the other party such evidence of satisfaction of conditions under Sections 9.2 and 10.2 hereof as the other party shall have reasonably and timely requested.

          12.3 ASSIGNMENTS. At the Closing, Seller shall deliver to Buyer a fully executed and acknowledged Assignment, Conveyance and Bill of Sale, in the form attached hereto as Exhibit B, assigning to Buyer Seller's interest in the Interests.

          12.4 DETERMINATION AND PAYMENT OF PURCHASE PRICE. On the day that is two (2) business days prior to the Closing Date, Seller shall furnish to Buyer
(i) a summary of the Base Price adjustments to be effected at the Closing pursuant to Sections 3.4, 7.4, 7.5, 7.6, 7.7, 8.5 and 9.3 hereof, and (ii) based upon the information at (i), a calculation of the Purchase Price. Buyer and Seller shall work together diligently and in good faith prior to the Closing in an effort to agree upon the amount of the adjustments necessary to determine the Purchase Price, and if they do so agree, the agreed amount shall be paid by Buyer to Seller by wire transfer of immediately available funds at the Closing. If the parties cannot agree on the adjustment amounts necessary to determine the Purchase Price, the Closing shall occur as scheduled based on Seller's reasonable, good faith estimate of the Purchase Price ("Seller's Estimate") and the difference between Seller's Estimate and Buyer's calculation of the Purchase Price shall be deposited in escrow with a mutually acceptable escrow agent (a bank or trust company having a office in Tulsa, Oklahoma) pending a determination of the final Purchase Price. In such event the final Purchase Price shall be determined either (i) by subsequent agreement of the parties, or
(ii) by binding arbitration pursuant to an arbitration proceeding initiated and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration proceedings shall be conducted in Tulsa, Oklahoma, by a single arbitrator agreed to by the parties, or if they are unable to agree, selected by the AAA. The arbitrator shall be a businessman experienced in transactions involving the sale and purchase of oil and gas properties. The decision of the arbitrator shall be conclusive and binding on the parties. In the event arbitration is necessary to determine the Purchase Price, prior to initiating the arbitration, each party shall furnish to the other a statement of such party's calculation of the Purchase Price. All fees and expenses of the arbitration, including attorneys' fees and expert witness fees of BOTH parties, shall be paid by the party whose calculation of the Purchase Price bears the greatest difference from the Purchase Price determined by the arbitrator. The award of the arbitrator shall not be subject to appeal or judicial review of any nature and shall be promptly furnished to the escrow agent who shall make distribution of the escrowed funds in a manner consistent with such award.

          12.5 LETTERS IN LIEU. Seller shall execute and deliver to Buyer at the Closing, on forms prepared by Buyer, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Interests.

          12.6 CHANGE OF OPERATOR FORMS. At the Closing, Seller will execute and deliver to Buyer all forms required by State or Federal law or regulations to reflect the resignation of Seller and the appointment of Buyer (or its designated affiliate) as operator of the Properties currently operated by Seller, and Seller will use its reasonable best efforts to assist Buyer in being designated or elected operator of such Properties under applicable operating and similar agreements.

                                   ARTICLE 13
                              POST-CLOSING MATTERS

          13.1 SALES TAXES. It is understood that the Purchase Price does not include sales taxes imposed on account of the transactions contemplated hereby. Buyer will be responsible for all such taxes, will remit same to the proper governmental authorities within the time allowed by law for payment thereof and will hold Seller harmless with respect thereto, including any penalties or interest assessed for late payment.

          13.2 RECEIPTS AND DISBURSEMENTS. If, after the Closing, Buyer receives any funds relating to operations on or production from the Interests prior to the Effective Time, or Seller receives any funds relating to operations on or production from the Interests after the Effective Time, then the party receiving such funds shall account therefor and pay the same to the other party promptly after receipt thereof. Likewise, if Buyer shall be required to pay any amount relating to items of the Interests which accrued to the owner of the Interests before the Effective Time, or if Seller shall be required to pay any amount (not otherwise prohibited by the terms of this Agreement) relating to items of the Interests which accrued to the owner of the Interests after the Effective Time, then the party making such payment shall invoice the other party for the amount of such payment and the party receiving such invoice promptly shall pay the same. Notwithstanding the foregoing, there shall be no accounting for amounts received or paid which have already been taken into account in calculating the Purchase Price. In determining the amount paid by a party accruing during a period of time in respect of ad valorem taxes, the taxes shall be prorated as provided in Section 7.7.

          13.3 ALLOCATION OF LIABILITY. Seller shall remain liable and responsible for all costs and expenses attributable to the ownership or operation of the Interests prior to the Effective Time. Buyer shall be liable and responsible for all costs and expenses attributable to the ownership or operation of the Interests after the Effective Time.

          13.4 BOOKS AND RECORDS. Seller shall deliver to Buyer, as soon as practicable after the Closing Date (but in no event more than ten (10) days after the Closing Date), all books, files, records and other information (including tapes, disks and other media for storing information) of Seller, including, without limitation, land, geological, geophysical (raw and interpretive data), engineering and accounting files, records and other material, relating to the Interests. For a period of two (2) years after the delivery of such files and records, Buyer shall permit Seller reasonable access to such files and records solely for tax and accounting purposes, but such right of access shall not constitute an obligation of Buyer to maintain such files in the same form as maintained by Seller prior to delivery thereof.

          13.5 SUBSEQUENT DISPOSITIONS BY BUYER. If within the period ending two (2) years after the Closing Date, Buyer intends to offer for sale, whether in a bid package or in a negotiated transaction, any group of properties that includes at least five (5) of the Properties acquired from Seller pursuant to this Agreement, Buyer shall give prior written notice to Seller of the proposed sale, describing the Properties to be offered and the terms of sale, and including any sale materials compiled by Buyer with respect to such Properties. Seller shall have the right to submit to Buyer, within ten (10) days after receipt of such notice, an offer to purchase the Properties described therein. Buyer shall have the absolute right in its sole discretion to accept or reject Seller's offer and shall be under no obligation to sell such Properties to Seller, even if Seller offers more than any other prospective purchaser, provided Buyer determines in good faith and for a valid business purpose that the retention of such Properties by Buyer or the sale of such Properties to another purchaser is more advantageous to Buyer. This provision shall not be applicable with respect to any sale or transfer by Buyer to an affiliate or in connection with the sale or other disposition by Buyer of all or substantially all of its oil and gas properties. Seller's rights under this Section 13.5 shall not be assignable.

                                   ARTICLE 14
                                  MISCELLANEOUS

          14.1 NOTICES. All communications required or permitted to be given under this Agreement shall be in writing and delivered, mailed or transmitted to the parties at the addresses set out below. Notices shall be deemed given when received except that notices given by facsimile transmission on weekends, holidays or after 5:00 p.m. Central Time, shall be deemed received on the next business day. If delivered by commercial delivery service or mailed by registered or certified mail, the delivery receipt shall be evidence of the date of receipt. Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

                (a)  Notices to Buyer:

                     RAMCO Operating Company
                     Meridian Tower, Suite 650
                     5100 E. Skelly Drive
                     Tulsa, OK 74135
                     Attn:  Mr. Larry E. Lee, President
                     Fax No. (918) 663-9540

                     With copy to:

                     C. David Stinson, Esq.
                     McAfee & Taft A Professional Corporation
                     10th Floor, Two Leadership Square
                     Oklahoma City, OK 73102
                     Fax No. (405) 235-0439

                (b)  Notices to Seller:

                     Quarles Drilling Corporation
                     7633 E. 63rd Place, Suite 500
                     Tulsa, OK 74133
                     Attn:  Mr. Donald B. Quarles, President
                     Fax No. (918) 252-2971

                     With copy to:

                     Tom E. Drummond, Esq.
                     1924 S. Utica, Suite 1000
                     Tulsa, Ok 74104
                     Fax No. (918) 749-7869

          14.2 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          14.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

          14.4 EXPENSES. Each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated hereby.

          14.5 SECTION HEADINGS. The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

          14.6 SUPERSEDING EFFECT. This Agreement supersedes any prior agreement or understanding between the parties with respect to the subject matter hereof.

          14.7 GOVERNING LAW; ENFORCEMENT. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Oklahoma applicable to contracts made and to be performed entirely therein. The prevailing party in any litigation initiated to enforce rights under or collect damages for breach of this Agreement shall be entitled to reimbursement from the non-prevailing party of all costs and expenses, including attorneys' fees, incurred by the prevailing party in connection with such litigation.

          14.8 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to herein are attached hereto and by this reference made a part hereof.

          14.9 ANNOUNCEMENTS. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued by either party concerning this Agreement or the transaction contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party.

          14.10 SURVIVAL. The representations and warranties of the parties set out herein shall survive the Closing; provided, however, that any claim by either party for inaccuracy of representation or breach of warranty hereunder shall be asserted by written notice to the other party given within six (6) months after the Closing Date, and any claim not asserted within such period
shall be forever barred.   The covenants of the parties under this Agreement
shall survive the Closing without limitation (for this purpose, nothing contained in Article 4 or 5 hereof shall be deemed to be a covenant).

          14.11 INDEMNITY. Each party agrees to indemnify, defend and hold the other party harmless from and against any and all damage, loss, cost, liability and expense, including court costs and attorneys' fees, resulting from (i) any inaccuracy of representation or breach of warranty hereunder, provided notice of any claim therefor is given within the period set out in Section 14.10, and (ii) any breach of covenant hereunder.

          14.12 FURTHER ASSURANCES. After the Closing the parties shall, at the sole cost and expense of the requesting party if more than an immaterial expense is involved, (i) furnish such additional information, (ii) execute and deliver such additional documents, and (iii) perform such additional acts, as may be necessary and reasonably requested by the other party or parties to effect the transaction contemplated by this Agreement.

          14.13 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to herein will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver of any claim or right under this Agreement will be valid unless evidenced by a writing signed by the waiving party, (ii) no waiver given by a party will be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

          Executed as of the date first above written.

                                SELLER:

                                QUARLES DRILLING CORPORATION



                                By /s/ Donald B. Quarles
                                  ---------------------------------
                                     President


                                BUYER:

                                RAMCO-NYL 1987 LIMITED PARTNERSHIP,
                                a Texas limited partnership

                                By: RAMCO Operating Company, its
                                    Managing General Partner



                              By /s/ Drake N. Smiley
                                ----------------------------------
                                   Vice President

LIST OF EXHIBITS AND SCHEDULES


EXHIBIT
-------

A                Description of Interests; Agreed Values

B                Assignment, Conveyance and Bill of Sale

SCHEDULES
---------

4.6 Prepayments received, Properties subject to makeup rights; long term production sale contracts

4.8              Other material executory contracts

4.9              Pending and threatened litigation/claims

4.10             Real and personal property excluded from sale

4.13             Inactive/abandoned wells not plugged

4.14             Gas balancing status

4.15             Environmental conditions on the Properties